EXHIBIT 4.1
CERTIFICATE OF DESIGNATIONS,
PREFERENCES AND
RIGHTS OF SERIES A CONVERTIBLE
PREFERRED STOCK, $1.00 PAR VALUE PER SHARE

Trey Resources, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation (the “Board”) on May 3, 2011 in accordance with the provisions of its Certificate of Incorporation (as amended and restated through the date hereof, the “Certificate of Incorporation”) and Bylaws.  The authorized series of the Corporation’s previously-authorized preferred stock shall have the following preferences, privileges, powers and restrictions thereof, as follows:

RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Certificate of Incorporation and by-laws of the Corporation, each as amended or amended and restated through the date hereof, the Board hereby authorizes a series of the Corporation’s previously authorized preferred stock (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

I.	NAME OF THE CORPORATION

Trey Resources, Inc.

II.	DESIGNATION AND AMOUNT; DIVIDENDS
A.        Designation.   The designation of said series of preferred stock shall be Series A Convertible Preferred Stock, $1.00 par value per share (the “Series A Preferred Stock”).

B.         Number of Shares.  The number of shares of Series A Preferred Stock authorized shall be two (2) shares.  Each share of Series A Preferred Stock shall have a stated value equal to $1.00 (as may be adjusted for any stock dividends, combinations or splits with respect to such shares) (the “Series A Stated Value”).

C.         Dividends:  Initially, there will be no dividends due or payable on the Series A Preferred Stock. Any future terms with respect to dividends shall be determined by the Board consistent with the Corporation’s Certificate of Incorporation. Any and all such future terms concerning dividends shall be reflected in an amendment to this Certificate, which the Board shall promptly file or cause to be filed.

  III.            LIQUIDATION AND REDEMPTION RIGHTS.

Upon the occurrence of a Liquidation Event (as defined below), the holders of Series A Preferred Stock are entitled to receive net assets on a pro rata basis. Each holder of Series A Preferred Stock is entitled to receive ratably any dividends declared by the Board, if any, out of funds legally available for the payment of dividends. As used herein, “Liquidation Event” means (i) the liquidation, dissolution or winding-up, whether voluntary or involuntary, of the Corporation, (ii) the purchase or redemption by the Corporation of shares of any class of stock or the merger or consolidation of the Corporation with or into any other corporation or corporations, unless (a) the holders of the Series A Preferred Stock receive securities of the surviving corporation having substantially similar rights as the Series A Preferred Stock and the stockholders of the Corporation immediately prior to such transaction are holders of at least a majority of the voting securities of the successor corporation immediately thereafter (the “Permitted Merger”), unless the holders of the shares of Series A Preferred Stock elect otherwise or (b) the sale, license or lease of all or substantially all, or any material part of, the Corporation’s assets, unless the holders of Series A Preferred Stock elect otherwise.

          IV.              CONVERSION.  In the event of a conversion of shares (the “Conversion”) of Series A Preferred Stock to shares of Class A common stock, par value $.00001 per share (the “Class A Common Stock”), each one share of Series A Preferred Stock shall be converted into that number of shares of Class A Common Stock as shall equal one percent (1%) of the issued and outstanding shares of Class A Common Stock of the Corporation immediately following the time of the Conversion.

A.         Mandatory Conversion: Each share of Series A Preferred Stock shall convert (the “Mandatory Conversion”) into shares of Class A Common Stock upon written demand of the Corporation (“Mandatory Conversion Notice”), which demand shall be made no later than January 15, 2012, unless otherwise agreed by the mutual consent of the parties in writing.  The Mandatory Conversion Notice shall state the effective date of the Mandatory Conversion, which date shall be established by the Corporation in its sole and absolute discretion.

(i)           Mechanics of Mandatory Conversion.  The outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent.  Upon the effective date of the Mandatory Conversion, the only rights that the holders of the Series A Preferred Stock shall have will be to receive stock certificates for Class A Common Stock; provided that the holder of the Series A Preferred Stock surrenders or causes to be surrendered the original certificates representing the Series A Preferred Stock being converted (the “Preferred Stock Certificates”), duly endorsed.  The Corporation shall not be obligated to issue and deliver (issue and deliver to the holder of Series A Preferred Stock (i) a stock certificate for the Class A Common Stock into which the Series A Preferred Stock has been converted certificates evidencing the shares of Class A Common Stock issuable upon such Mandatory Conversion unless and until the certificates evidencing the shares of Series A Preferred are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

B.         Taxes: The Corporation shall pay any and all taxes that may be imposed upon it with respect to the issuance and delivery of the shares of Class A Common Stock upon the Conversion of the Series A Preferred Stock.

C.         No Fractional Shares: No fractional shares of Class A Common Stock will be issued from the Conversion of the Series A Preferred Stock. If the Conversion of Series A Preferred Stock would result in the issuance of a fractional share of Class A Common Stock to a holder (aggregating all shares of Series A Preferred Stock being converted pursuant to a given Notice of Conversion), then the Corporation shall issue one share of Class A Common Stock to each holder of Series A Preferred Stock with a fractional share as the result of the Conversion.

         V.              RANK

All shares of the Series A Preferred Stock shall rank (i) senior to the Corporation’s Class A Common Stock, Class B common stock, par value $.00001 per share (“Class B Common Stock”) and Class C common stock, par value $.00001 per share (the “Class C Common Stock”), and any other class or series of capital stock of the Corporation hereafter created, (ii) pari passu with any class or series of capital stock of the Corporation hereafter created and specifically ranking, by its terms, on par with the Series A Preferred Stock and (iii) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series A Preferred Stock, in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

         VI.             VOTING RIGHTS

Each one share of the Series A Preferred Stock shall have voting rights equal to five billion (5,000,000,000) votes of Class A Common Stock. With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Series A Preferred Stock shall vote together with the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock without regard to class, except as to those matters on which separate class voting is required by applicable law or the Corporation’s Certificate of Incorporation or by-laws.

        VII.             PROTECTION PROVISIONS

So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the unanimous written consent of the holders of Series A Preferred Stock, alter or change the rights, preferences or privileges of the Series A Preferred so as to affect adversely the holders of Series A Preferred Stock.

       XIII.              MISCELLANEOUS

   A.         Status of Converted or Redeemed Stock: In case any shares of Series A Preferred Stock shall be redeemed or otherwise repurchased or reacquired, the shares so redeemed, repurchased, or reacquired shall resume the status of authorized but unissued shares of preferred stock, and shall no longer be designated as Series A Preferred Stock.

B.         Lost or Stolen Certificates: Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (with a bond or other security) reasonably satisfactory to the Corporation, or in the case of mutilation, the Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Preferred Stock Certificates. However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Preferred Stock Certificates if the holder of Series Preferred Stock contemporaneously requests the Corporation to convert such holder’s Series A Preferred.

C.         Waiver: Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series A Preferred granted hereunder may be waived as to all shares of Series A Preferred Stock (and the holders thereof) upon the unanimous written consent of the holders of the Series A Preferred Stock.

     D.         Notices: Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party as set forth below, or such other address and telephone and fax number as may be designated in writing hereafter in the same manner as set forth in this Section.

If to the Corporation:

Trey Resources, Inc.
5 Regent Street, Suite 520
Livingston, New Jersey 07039
Attention: Mark Meller;
Telephone: (973) 758-6100
Facsimile: (973) 758-6120

If to the holders of Series A Preferred, to the address listed in the Corporation’s books and records.

IN WITNESS WHEREOF, the undersigned has signed this certificate as of the 4th day of May, 2011.

TREY RESOURCES, INC.

By:	/s/ Mark Meller
	Name:	Mark Meller
	Title:	President and Chief Executive Officer